Exhibit 5.1

July 30, 2020

Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Visteon Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 1,535,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Shares subject to the Registration Statement are to be issued under the Company’s 2020 Incentive Plan (the “Plan”).
For the purpose of the opinion set forth below, I have examined and am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and I have reviewed such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.
On the basis of the foregoing examination, and in reliance thereon, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor in accordance with the terms of the form of agreement documenting the awards under which the Shares may be issued, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

I am admitted to practice in the State of Michigan, and am not admitted to practice in the State of Delaware. However, for the limited purposes of my opinion set forth above, I am generally familiar with the Delaware General Corporation Law (the “DGCL”) as presently in effect and have made such inquiries as I consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the current federal laws of the United States, the laws of the State of Michigan and, to the limited extent set forth above, the DGCL, as such laws currently exist and to the facts as they currently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under

Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Brett D. Pynnonen
Brett D. Pynnonen
Senior Vice President and General Counsel